EXHIBIT 5.1

Direct: 410.659.4509	Direct Fax: 410.659.4599
May 4, 2010
First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 3900
Chicago, Illinois 60606
Ladies and Gentlemen:
     This opinion is furnished in our capacity as special Maryland counsel for First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of up to ten million (10,000,000) shares of the Company’s common stock, par value $0.01 per share (collectively, the “Securities”) pursuant to that certain Distribution Agreement dated May 3, 2010 (the “Distribution Agreement”) by and among the Company, First Industrial L.P., a Delaware limited partnership (the “Operating Partnership”) and J.P. Morgan Securities, Inc., and any and all Terms Agreements, Alternative Distribution Agreements and/or Alternative Terms Agreements (each as defined in the Distribution Agreement).
     The Securities were registered pursuant to a registration statement on Form S-3 (No. 333-157771) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 6, 2009, which was declared effective on September 18, 2009, and offered pursuant to a prospectus (the “Prospectus”) filed with the Commission on March 6, 2009, as supplemented by the prospectus supplement dated May 4, 2010 (the “Prospectus Supplement”). Each of the Registration Statement, the Prospectus and the Prospectus Supplement was filed under the Securities Act of 1933, as amended (the “Securities Act”). Terms used but not defined herein shall have the meanings given to them in the Distribution Agreement.
     In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following:
(a)	Articles of Amendment and Restatement of the Company filed June 13, 1994, as amended to date (the “Charter”);

(b)	Amended and Restated Bylaws of the Company, as amended to date;

(c)	records of proceedings of the Board of Directors of the Company, including those certain resolutions adopted March 3, 2010 (the “Authorizing Resolutions”);

(d)	Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland (the “SDAT”) dated May 3, 2010;

(e)	the Registration Statement, Prospectus and Prospectus Supplement;

First Industrial Realty Trust, Inc.
May 4, 2010

(f)	the Distribution Agreement and form of Terms Agreement;

(g)	certificates of officers of the Company and the representations and warranties contained in the Distribution Agreement; and

(h)	such other contracts, certificates, records and copies of executed originals, final forms and draft forms of documents as we deemed necessary for the purpose of this opinion.
     With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have not independently verified any factual matters or reviewed any documents other than the documents referred to above and accordingly we do not express any opinion as to matters that might have been disclosed by independent verification or review. As to matters of fact that have not been independently established, we have relied upon representations of officers of the Company.
     We have further assumed that (i) prior to issuance of the Securities, valid consideration for the Securities has been received in full and consists in whole or in part of money, tangible or intangible property, labor or services actually performed for the Company, a promissory note or other obligation for future payment in money, or contracts for labor or services performed; (ii) to the extent that any Securities are being issued in exchange or upon exercise or conversion of any other securities, the requirements of clause (i) of this sentence shall have been satisfied as to the issuance of such other securities; (iii) the Prospectus and Prospectus Supplement will have been filed with the Commission and have become effective; (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws; (v) the Distribution Agreement and any Alternative Distribution Agreement, Terms Agreement and Alternative Terms Agreement shall have been duly authorized and validly executed and delivered by the Company and the other parties thereto and shall be binding upon and enforceable against the Company and the other parties thereto; and (vi) that any and all Alternative Distribution Agreements and Alternative Terms Agreements are identical to the Distribution Agreement and Terms Agreement, respectively.
     We are attorneys admitted to practice in the State of Maryland. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the State of Maryland.
     Based upon the foregoing, we are of the opinion that the Securities, when issued in accordance with the Authorizing Resolutions upon receipt by the Company of the consideration provided for in the Authorizing Resolutions and as provided in the Distribution Agreement, Registration Statement, Prospectus and Prospectus Supplement will be duly authorized, legally issued, fully-paid and non-assessable.
     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities, and that additional action will be taken by the Company to effect the issuance of the Securities.

First Industrial Realty Trust, Inc.
May 4, 2010

     This opinion may be relied upon by the firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP with respect to that firm’s opinion which may be filed as an exhibit to the Company’s Form 8-K filing with the Commission on the date hereof. In addition, we hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement, Prospectus or Prospectus Supplement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ McGuireWoods LLP